Exhibit 10.2

CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”) is made and entered into effective as of December 31, 2007 (the “Effective Date”), by and between OMNI Energy Services Corp., a Louisiana corporation (the “Company”) and James Eckert, a resident of Yazoo County, Mississippi (“Consultant”).

WHEREAS, Consultant and the Company previously entered into an Employment Agreement dated July 1, 2004 (the “Employment Agreement”), whereby Consultant agreed to be employed by the Company as its President and Chief Executive Officer;

WHEREAS, Consultant and the Company entered into an Amended and Restated Employment Agreement dated effective December 31, 2007 (the “Amended Employment Agreement”), whereby Consultant and the Company agreed to certain revisions and amendments and a restatement of the Employment Agreement;

WHEREAS, the Amended Employment Agreement will expire by its terms or be terminated no later than June 30, 2008, and none of its terms shall survive the expiration or termination of the Amended Employment Agreement;

WHEREAS, Consultant and the Company entered into a Restricted Stock and Stock-Based Award Incentive Agreement on or about January 5, 2007 (“Restricted Stock Agreement”);

WHEREAS, Consultant and the Company terminated and canceled the Restricted Stock Agreement pursuant to a Termination and Mutual Release Agreement dated effective as of December 31, 2007 (the “Release Agreement”);

WHEREAS, Consultant and the Company entered into a new Restricted Stock Agreement dated effective January 1, 2008 (the “Amended Stock Agreement”); and

WHEREAS, upon expiration of the Amended Employment Agreement on June 30, 2008 or the earlier termination by the Company pursuant to Section 6(a) of the Amended Employment Agreement, the Company desires to retain Consultant as an independent contractor to perform consulting services for the Company, and Consultant is willing to perform such services, on the terms described below.

NOW, THEREFORE, in consideration of the mutual promises contained herein, the parties agree as follows:

1. Retirement Date. Consultant’s last date of employment with the Company will be as stated in the Amended Employment Agreement, such date being referred to herein as the “Retirement Date.” All of Consultant’s positions as an employee and/or officer of the Company shall terminate on the Retirement Date.

2. Term. Upon expiration of the Amended Employment Agreement on June 30, 2008 or the earlier termination by the Company pursuant to Section 6(a) of the Amended Employment Agreement, unless terminated earlier pursuant to Section 3 of this Agreement, the term of this Agreement and the period during which Consultant shall be required to provide consulting services to the Company as described in Section 4 of this Agreement shall commence on the day after the Retirement Date (the “Consulting Commencement Date”) and continue through the one (1) year anniversary of the Consulting Commencement Date (“Term”); provided, however, that the Company’s payment obligations pursuant to Section 5 of this Agreement, the Consultant’s obligations pursuant to Sections 9, 10 and 11 of this Agreement, and the miscellaneous provisions set forth at Sections 12 through 28 of this Agreement, shall survive and continue in full force according to their terms.

3. Termination Due to Death or Disability.

(a) Death. Upon the death of Consultant, the Consulting Payments (as defined below) shall continue to be paid to the estate of the Consultant or to the beneficiary or beneficiaries of the Consultant’s estate as directed by the executor of the Consultant’s estate. If the Company maintains key man life insurance on Consultant at the date of Consultant’s death, then the aggregate remaining Consulting Payments shall be paid in full to the Consultant’s estate within 90 days of such date of death.

(b) Disability. If Consultant becomes Disabled (as defined in Section 409(a)(2)(C) of the Internal Revenue Code), then the Consulting Payments shall continue to be paid to the Consultant or his guardian, as the case may be.

4. Consulting Services. During the Term, Consultant agrees to perform for the Company at the Company’s request the consulting services described in Exhibit A (the “Services”). The parties hereto understand that this Agreement does not contemplate full-time services of Consultant and that Consultant is free to engage in other business interests and ventures, provided that such other activities do not interfere or conflict with or otherwise violate Consultant’s contractual obligations to the Company including but not limited to those set forth in Sections 9, 10 and 11 of this Agreement. Consultant and the Company agree that Consultant shall be required to perform the Services for no more than twenty-five (25) hours per month during the Term.

5. Consulting Payments. In consideration for the Services provided by Consultant to the Company, the termination of the Restricted Stock Agreement, and other good and valuable consideration provided by Consultant, including but not limited to Consultant’s promises set forth in Sections 9, 10 and 11 of this Agreement, the Company agrees to make consulting payments to Consultant on the following terms (the “Consulting Payments”):

(a) if the Consulting Commencement Date is July 1, 2008, then a cash payment of $300,000 payable on January 1, 2009, and then nine (9) additional cash payments of $100,000 each, payable quarterly thereafter; or

(b) if the Consulting Commencement Date is prior to July 1, 2008, then a cash payment of $200,000 payable on the first business day following six months from the Consulting Commencement Date, and then ten (10) additional cash payments of $100,000 each, payable quarterly beginning January 1, 2009.

In addition, beginning in the month of the Consulting Commencement Date, the Company shall pay Consultant an amount in cash equal to $25,000 on the last day of the month each month for a period of six (6) months.

6. Change of Control. Upon a Change of Control (as defined in the Company’s Seventh Amended and Restated Stock Incentive Plan), the aggregate remaining Consulting Payments shall be accelerated and paid in full on the date of the Change of Control.

7. Independent Contractor; Benefits.

(a) It is the express intention of the Company and Consultant that Consultant performs the Services as an independent contractor to the Company and not as an employee of the Company. Nothing in this Agreement shall in any way be construed to constitute Consultant as an agent, employee or representative of the Company. Without limiting the generality of the foregoing, Consultant is not authorized to bind the Company to any liability or obligation or to represent that Consultant has any such authority, except as agreed by the Company and Consultant in writing. Consultant agrees to furnish all tools and materials necessary to accomplish this Agreement, and shall incur all expenses associated with performance, except as expressly provided in this Agreement or Exhibit A. Consultant acknowledges and agrees that Consultant is obligated to report as income all compensation received by Consultant pursuant to this Agreement. Consultant agrees to and acknowledges the obligation to pay all self-employment and other taxes on such income. If the Company does become liable for any amount of taxes or other amounts to be paid on Consultant’s compensation under this Agreement, Consultant agrees to indemnify and hold harmless the Company for said liability, including, but not limited to, any penalties and interest. Consultant further acknowledges that: his hours of work, place of work and conditions of work are not controlled by the Company but rather are at his sole reasonable discretion; his manner of achieving the results required by the Company are at his own choice and discretion; and he is free to engage in other business interests and ventures, provided that such other activities do not interfere or conflict with or otherwise violate Consultant’s contractual obligations to the Company including but not limited to those set forth in Sections 9, 10 and 11 of this Agreement.

(b) The Company and Consultant agree that Consultant will receive no Company-sponsored benefits other than as set forth in this Agreement, including without limitation paid vacation, sick leave, or pension or 401(k) participation. If Consultant is reclassified by a state or federal agency or court as an employee of the Company, Consultant will become a reclassified employee and will receive no benefits from the Company except those mandated by state or federal law or as stated in this Agreement, even if by the terms of the Company’s benefit plans or programs of the Company in effect at the time of such reclassification, Consultant would otherwise be eligible for such benefits. The Company agrees to continue Consultant’s health and dental insurance coverage at its expense for a period ending on the earlier of (i) 18 months or (ii) the date on which Consultant obtains health insurance from a subsequent employer (each of the “Benefit Termination Date”). This coverage shall be provided by Consultant enrolling in COBRA under the Company’s group health plan. The Company shall reimburse Consultant for the amount of the COBRA premium payments; provided, however, that the Company may, with the consent of the insurance company, elect to pay such amount directly to the insurance company. Consultant agrees that he will be required to timely complete and submit the necessary paperwork to obtain such continuation benefits. Consultant understands and agrees that as of the Benefit Termination Date, any continuation of dental and health insurance benefits will be at Consultant’s own expense.

8. Reports. Consultant agrees that Consultant will, from time to time during the Term or any extension thereof, keep the Company advised as to Consultant’s progress in performing the Services under this Agreement. Consultant also agrees that Consultant will, as requested in writing by the Company, prepare written reports with respect to such progress. The Company and Consultant agree that the time required to prepare such written reports will be considered time devoted to the performance of the Services.

9. Confidential Information. During the Term Consultant shall not use or disclose, without the prior written consent of OMNI, Confidential Information (as defined below) relating to OMNI or any of its Affiliates, and at the end of the term will return to OMNI all written materials in Consultant’s possession embodying such Confidential Information. “Confidential Information” includes information conveyed or assigned to OMNI or any of its Affiliates by Consultant or conceived, compiled, created, developed, discovered or obtained by Consultant from and during Consultant’s employment relationship with OMNI, whether solely by Consultant or jointly with others, which concerns the affairs of OMNI or its Affiliates and which OMNI could reasonably be expected to desire be held in confidence, or the disclosure of which would likely be embarrassing, detrimental or disadvantageous to OMNI or its Affiliates and without limiting the generality of the foregoing includes information relating to inventions, and the trade secrets, technologies, algorithms, methods, products, services, finances, business plans, marketing plans, legal affairs, supplier lists, client lists, potential clients, business prospects, business opportunities, personnel assignments, contracts and assets of OMNI or any of its Affiliates and information made available to OMNI or any of its Affiliates by other parties under a confidential relationship. Confidential Information, however, shall not include information (a) which is, at the time in question, generally known in the industry or in the public domain through no wrongful act of Consultant, (b) which is later disclosed to Consultant by one not under obligations of confidentiality to OMNI or any of its Affiliates or Consultant, (c) which is required by court or governmental order, law or regulation to be disclosed, or (d) which OMNI has expressly given Consultant the right to disclose pursuant to written agreement. Consultant will promptly disclose to OMNI all Confidential Information, as well as any business opportunity related to OMNI which comes to Consultant’s attention during the Term. Consultant will not take advantage of or divert any such business opportunity for the benefit of Consultant without the prior written consent of OMNI. Consultant agrees that the remedy at law for any breach by Consultant of this Section 9 will be inadequate and that OMNI shall also be entitled to injunctive relief. OMNI acknowledges that Consultant had been engaged in the seismic recording, data processing and acquisition, surveying, drilling and related businesses for many years prior to his employment with the Company. The provisions of this Section 9 are therefore intended solely to prohibit the unauthorized use or disclosure of Confidential Information and not as restrictions on Consultant’s ability to engage in a competing business or business activities (for instance under a doctrine of “inevitable disclosure of trade secrets”) which shall be governed solely by the provisions of Section 11.

10. Non-Solicitation of Employees. During the Term of this Agreement and for a period of two (2) years immediately following the expiration of the Term, Consultant agrees that Consultant will not, directly or indirectly, on Consultant’s behalf or on behalf of any other party, solicit, induce, recruit, encourage or attempt to influence other employees of the Company to end their employment relationships with the Company or accept employment with Consultant or any party other than the Company.

11. Non-Competition. In consideration for the Company’s promises set forth herein, including the Company’s engagement of Consultant, the Consulting Payments set forth in Section 5, and the Company’s agreement to provide Confidential Information to Consultant, and in consideration for and to enforce Consultant’s non-disclosure obligations under Section 9 of this Agreement, during the Term of this Agreement and for a period of two (2) years immediately following (a) the expiration of the Term or (b) the last date on which Consultant provided Services under this Agreement, whichever is earlier, Consultant shall not, either in Consultant’s individual capacity or as a shareholder, investor, owner, officer or director of a company or other entity, or as an employee, agent associate or consultant of any person, partnership, corporation or other entity, engage in, carry on, operate, manage, control or become involved with, directly or indirectly, any business in those parishes and counties specified in Exhibit B within the States of Texas, Louisiana, Mississippi, Oklahoma and Colorado or the offshore waters within one hundred (100) miles of the coast of any such specified parish or county, that owns and operates seismic drilling equipment. It is expressly understood and agreed that Consultant and the Company consider the restrictions contained in this Section 11 to be reasonable and necessary for the purpose of protecting the Company’s Confidential Information and other legitimate business interests. Further, Consultant agrees that the limitations in this Section 11 do not impose a greater restraint than is necessary to protect the Company’s Confidential Information and legitimate business interests. Notwithstanding the foregoing, Consultant shall not be deemed to be in violation of this Section 11 based solely on the ownership of less than five percent (5%) of any class of securities registered under the Securities Exchange Act of 1934, as amended, or the ownership of the common stock of M and N Services, Inc. These restrictions shall become null and void if the Company fails to make any payment described in Section 5(a) or if the Company fails to reissue the shares free of transfer restrictions on the dates specified in Section 2 of the Amended Stock Agreement.

12. Injunctive Relief. Consultant acknowledges that money damages would not be a sufficient remedy for any breach of the non-disclosure, non-solicitation, and non-competition provisions of Sections 9, 10 and 11 of this Agreement. Consultant further acknowledges that in the event of a breach or threatened breach by Consultant of Sections 9, 10 or 11 of this Agreement, the Company shall be entitled, as permitted by law, to seek preliminary injunctive relief restraining Consultant from violating such provisions of this Agreement from a court of competent jurisdiction. The Company shall also be entitled to pursue any other remedies available to the Company for such breach or threatened breach in accordance with the terms of this Agreement, including the recovery of damages from Consultant.

13. Modification and Severability. If any one or more of the provisions contained in Sections 9, 10 or 11 (including Exhibit B) of this Agreement are for any reason held to be excessively broad as to time, duration, geographical scope, activity or subject or otherwise unenforceable, the parties intend for any such provision(s) set forth herein to be construed or modified by a court of competent jurisdiction so as to be enforceable to the greatest extent compatible with the applicable law and, as so construed or modified, to be fully enforced. In the event that any one or more of the provisions contained in Sections 9, 10 or 11 (including Exhibit B) of this Agreement are held to be invalid, illegal or unenforceable by any court of law or otherwise, the remaining provisions of such Sections 9, 10 and 11 (including Exhibit B) shall nevertheless continue to be valid, legal and enforceable as though the invalid or unenforceable parts had not been included therein. In addition, in such event, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible with respect to those provisions which were held to be invalid, illegal or enforceable.

14. Assignability. Consultant acknowledges and agrees that the Company may assign this Agreement to any other Person which may hereafter acquire or succeed to all or substantially all of the business or assets of the Company by any means, whether direct or indirect, by purchase, merger, consolidation, or otherwise, and that such assignment or succession will be binding upon and inure to the benefit of the Company and such other Person; provided, however, that an assignment of this Agreement to an entity with operations, products or services outside of the industries in which the Company is then active shall not, without Consultant’s written consent, be deemed to expand the scope of Consultant’s non-competition obligations set forth in Section 11 of this Agreement; and provided further, that any assignment of this Agreement without the consent of Consultant shall not relieve the Company of its obligations under this Agreement. The Company shall require any Person who is the successor to all or substantially all of the business or assets of the Company to expressly assume and agree to perform, by a written agreement, all of the obligations of the Company under this Agreement. Consultant’s rights and obligations under this Agreement are personal and such rights, benefits, and obligations of Consultant shall not be voluntarily assigned, diverted, or transferred, whether by operation of law or otherwise, without prior written approval of the Company and Consultant.

15. Successors. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective heirs, legal representatives, successors and permitted assigns.

16. Notices. Any notice or other communication required or permitted by this Agreement to be given to a party shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by U.S. registered or certified mail (return receipt requested), or sent via facsimile (with receipt of confirmation of complete transmission) to the party at the party’s address or facsimile number written below or at such other address or facsimile number as the party may have previously specified by like notice. If by mail, delivery shall be deemed effective 3 business days after mailing:

If to the Company, to:

OMNI Energy Services Corp.
P.O. Box 3761
Lafayette, LA 70502-3761
Attention: Chief Operating Officer

If to Consultant, to:

James C. Eckert
P.O. Box 280
Benton, MS 39039
Fax: (662) 673-0248

17. Mediation. Any controversy which may arise under this Agreement, whether it be between Consultant and Company or any of its officers, directors, shareholders, employees, agents, benefit plans, or Affiliates, shall first be heard before a mutually agreed upon mediator. Any mediation shall take place in Lafayette, Louisiana, or as otherwise agreed upon by the parties within ninety (90) days of a party’s written request for mediation. This provision shall not preclude either party from seeking an immediate temporary restraining order or temporary injunctive relief from a court of competent jurisdiction.

18. Survival. The provisions of this Agreement shall survive the expiration of the Term of the Agreement in accordance with their terms.

19. Headings. Headings are used in this Agreement for reference only and shall not be considered when interpreting this Agreement.

20. “Affiliate”. For purposes of this Agreement, “Affiliate” means with respect to any Person, each other Person who controls, is controlled by, or is under common control with the Person specified.

21. “Person”. For purposes of this Agreement, “Person” means any individual, corporation, trust, partnership, limited partnership, foundation, association, limited liability company, limited liability partnership, joint stock association or other legal entity.

22. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Louisiana without regard to the choice-of-law principles thereof.

23. Choice of Forum; Consent to Jurisdiction. Subject to Section 17 of this Agreement, any suit, action or proceeding arising with respect to the validity, construction, enforcement or interpretation of this Agreement, and all issues relating in any matter thereto, shall be brought in the United States District Court for the Western District of Louisiana, Lafayette Division, or in the event that federal jurisdiction does not pertain, in the state courts of the State of Louisiana in the Lafayette Parish. Each of the parties hereto hereby submits and consents to the jurisdiction of such courts for the purpose of any such suit, action or proceeding and hereby irrevocably waives (a) any objection which any of them may now or hereafter have to the laying of venue in such courts, and (b) any claim that such suit, action or proceeding brought in such court has been brought in an inconvenient forum.

24. Entire Agreement. Consultant and the Company agree that this Agreement, the Release and the Amended Stock Agreement set forth the entire agreement between Consultant and the Company, and supersede all prior agreements and understandings, whether written or oral, regarding the subject matter of this Agreement.

25. Amendments and Waiver. This Agreement may be amended, modified or supplemented, and any obligation hereunder may be waived, only by a written instrument executed by the parties hereto. The waiver by either party of a breach of any provisions of this Agreement shall not operate as a waiver of any subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or remedy by such party preclude any other or further exercise thereof or the exercise of any other right or remedy.

26. Construction. Each party to this Agreement has had the opportunity to review this Agreement with legal counsel. This Agreement shall not be construed or interpreted against any party on the basis that such party drafted or authored a particular provision, parts of, or the entirety of this Agreement.

27. Attorneys’ Fees and Costs. If any action at law or in equity is brought to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which he or it may be entitled.

28. Execution. This Agreement may be executed in multiple counterparts, each of which will be deemed an original, which taken together shall constitute the Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

EMPLOYEE:		COMPANY:

OMNI ENERGY SERVICES CORP.

/s/ James C. Eckert	By:	/s/ Brian J. Recatto
James C. Eckert		Brian J. Recatto
Chief Operating Officer

/s/ Edward E. Colson, III
Edward E. Colson, III, Director

/s/ Barry E. Kaufman
Barry E. Kaufman, Director

/s/ Dennis R. Sciotto
Dennis R. Sciotto, Director

/s/ Richard C. White
Richard C. White, Director

Consulting Agreement

Exhibit A

CONSULTING SERVICES

1. Contact. Consultant’s principal Company contact is the Chief Executive Officer (“CEO”), or as otherwise designated by the CEO.

2. Services.

The “Services” shall include, but shall not be limited to, the following:

•	advising the Company regarding industry and customer trends, and ideas for new business relationships;

•	advising the Company regarding its personnel, project management and strategic planning;

•	assisting the Company with its role in outstanding litigation; and

•	assisting the Company with respect to such other matters as reasonably requested by the Chief Executive Officer of the Company.

It is understood and agreed that the Services contemplated will not take up a majority of Consultant’s working hours and Consultant shall not be required to perform services for more than twenty-five (25) hours in any one (1) month during the Term.

3. Travel Expenses. The Company will reimburse Consultant for all reasonable business expenses incurred by Consultant in the scope of providing the Services, including travel expenses from and to Benton, Mississippi as directed by the Company; provided, however, that Consultant must file expense reports with respect to all such expenses and otherwise comply with Company’s policies as are in effect from time to time.

Consulting Agreement

Exhibit B

SPECIFIED PARISHES AND COUNTIES FOR PURPOSES OF SECTION 11

TEXAS	LOUISIANA	MISSISSIPPI	OKLAHOMA	COLORADO
San Augustine	Beauregard	Hancock	Pittsburg	Adams
Sabine	Calcasieu	Harrison	Latimer	Jefferson
Tyler	Cameron	Jackson	Pushmataha	Broomfield
Jasper	Allen	Forrest	Atoka	Boulder
Newton	Jefferson Davis	Rankin	Coal	Larimer
Harris	Evangeline	Madison	Hughes	Weld
Liberty	Acadia	Pike	McIntosh
Hardin	Vermilion	Copiah	Haskell
Orange	St. Landry
Jefferson	Lafayette
Chambers	St. Martin
Galveston	Iberia
Fort Bend	West Baton Rouge
Wharton	Iberville
Lavaca	East Baton Rouge
Dewitt	St. Mary
Victoria	Livingston
Jackson	Ascension
Matagorda	Assumption
Brazoria	St. James
Calhoun	Terrebonne
Refugio	Tangipahoa
Goliad	St. John the Baptist
Bee	St. Charles
Aransas	Lafourche
San Patricio	St. Tammany
Nueces	Orleans
Kleberg	Jefferson
Kenedy	St. Bernard
Plaquemines